(Firm Letterhead)
October 23, 2017
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Western Asset California Municipals Fund ("California Muni"), Western Asset Managed Municipals Fund ("Managed Muni"), Western Asset Emerging Market Debt Fund ("EM Debt") and Western Asset Short Duration Municipal Income Fund ("Short Duration"), each a series of the Legg Mason Partners Income Trust (File No. 811-04254) (each the "Fund", together the "Funds") and, under the date of April 17, 2017 for California Muni and Managed Muni and April 18, 2017 for EM Debt and Short Duration, we reported on the financial statements of the Funds as of and for the fiscal period ended February 28, 2017. On August 14, 2017 we resigned at the request of the Funds. We have read the Funds' statements included under Item 77K of its Form N-SAR dated October 23, 2017, and we agree with such statements, except that we are not in a position to agree or disagree with the Funds' statements that the change was approved by the Board of Trustees and we are not in a position to agree or disagree with the Funds' statements that PricewaterhouseCoopers LLP were not consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Funds' financial statements.
Very truly yours,
(signed) KPMG LLP


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